Exhibit 10.3

SHARE PURCHASE AGREEMENT

by and between

SCHOLAR ROCK HOLDING CORPORATION

and

GILEAD SCIENCES, INC.

Dated as of December 19, 2018

i

	5.8	Acquiring Person	14
	5.9	Restricted Securities	15
	5.10	Legends	15
	5.11	Financial Assurances	15

6.	Investor’s Conditions to Closing		15

	6.1	Representations and Warranties	15
	6.2	Covenants	15
	6.3	Collaboration Agreement	16
	6.4	Closing Deliverables	16

7.	Company’s Conditions to Closing		16

	7.1	Representations and Warranties	16
	7.2	Covenants	16
	7.3	Collaboration Agreement	16
	7.4	Closing Deliverables	16

8.	Mutual Conditions to Closing		16

	8.1	Absence of Litigation	16
	8.2	No Prohibition; Market Listing	16

9.	Termination		16

10.	Additional Covenants and Agreements		17

	10.1	Lock-Up Agreement	17
	10.2	Standstill	17
	10.3	Assistance and Cooperation	18
	10.4	Legend Removal	18
	10.5	Book Entry Statement	19
	10.6	Integration	19

11.	[Intentionally Omitted]		19

12.	Miscellaneous		19

	12.1	Governing Law; Submission to Jurisdiction	19
	12.2	Waiver of Jury Trial	20
	12.3	Notices	20
	12.4	Entire Agreement	20
	12.5	Amendments	20
	12.6	Headings; Nouns and Pronouns; Section References	20
	12.7	Severability	20
	12.8	Assignment	21
	12.9	Successors and Assigns	21
	12.10	Counterparts	21
	12.11	Third Party Beneficiaries	21
	12.12	No Presumption Against Drafter	21
	12.13	Survival of Warranties	21
	12.14	Waiver	21
	12.15	Remedies	22

ii

12.16	Expenses	22
12.17	Public Announcement	22

Exhibit A – Form of Cross Receipt

Exhibit B – Notices

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of December 19, 2018, is entered by and between Gilead Sciences, Inc. (the “Investor”), a Delaware corporation, and Scholar Rock Holding Corporation (the “Company”), a Delaware corporation.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, in partial consideration for the Investor’s willingness to enter into this Agreement, the Company and the Investor are entering into the Collaboration Agreement and the Registration Rights Agreement (each as defined below).

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1.                                      Definitions.

1.1                               Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Acquisition Transaction” shall mean (i) any sale, license, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; or (ii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any subsidiary of the Company whereby the holders of voting capital stock of the Company immediately prior to any such transaction hold less than 50% of the voting capital stock of the Company or the surviving corporation (or its parent company) immediately after the consummation of any such transaction.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such first Person.  For purposes of this definition, a Person shall be deemed to control another Person if it (a) owns or controls, directly or indirectly, or has the ability to direct or cause the direction or control of, more than fifty percent (50%) of the voting equity of such other Person, or (b) has the ability to direct, cause the direction of or control the management or policies of such other Person, whether through direct or indirect ownership of voting equity, by contract or otherwise.  For purposes of this definition, the term “control”, “controlled” or “controlling” means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security.  The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Business Day” shall mean any day excluding (a) Saturdays and Sundays; or (b) any day on that is a legal holiday under the applicable Laws of the United States or that is a day on which banking institutions in San Francisco, California or Boston, Massachusetts, are authorized or required by applicable Laws or other governmental action to close; or (c) December 26, December 27, December 28, December 29, December 30 and December 31.

“Collaboration Agreement” shall mean the Master Collaboration Agreement between Scholar Rock, Inc. and the Investor, dated as of the date hereof.

“Cross Receipt” shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“FDA” shall have the meaning set forth in the Collaboration Agreement.

“FD&C Act” shall have the meaning set forth in the Collaboration Agreement.

“GCP” shall have the meaning set forth in the Collaboration Agreement.

“GLP” shall have the meaning set forth in the Collaboration Agreement.

“GMP” shall have the meaning set forth in the Collaboration Agreement.

“Governmental Authority” shall mean any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, licensing body, officer, official, representative, organization, unit, body or entity and any court or other tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum)), (c) supra-national or multinational governmental organization or body or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Know-How” shall have the meaning set forth in the Collaboration Agreement.

“Law” or “Laws” shall mean any applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority having proper jurisdiction over the matter, including, to the extent applicable, GCP, GLP and GMP, as well as all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has (i) a material adverse effect on the business, financial condition, assets, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) or (ii), to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (C) the announcement, pendency or performance of the Transaction Agreements, or the consummation of the Transaction or the identity of the Investor, (D) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (E) earthquakes, hurricanes, floods or other natural disasters, (F) changes in the market price or trading volume of the Shares, provided that the facts giving rise to or contributing to any such change may constitute or be taken into account when determining whether there has been or will be a Material Adverse Effect, except to the extent any of such facts is an Effect referred in other clauses of this definition, (G) shareholders litigation in connection with the entry into or performance under the Transaction Agreements, or (H) the Investor’s or any of its Affiliates’ material breach of the Transaction Agreements; provided that, with respect to clauses (A), (B), (D), and (E), such Effect does not have a materially disproportionate and adverse effect on the Company relative to other companies of similar size and stage of development in the biotechnology or biopharmaceutical industries.

“Organizational Documents” shall mean (i) the Amended and Restated Certificate of Incorporation of the Company, dated as of May 29, 2018, as may be amended and/or restated from time to time and (ii) the Amended and Restated By-laws of the Company, dated as of May 29, 2018, as may be amended and/or restated from time to time.

“Patent” shall have the meaning set forth in the Collaboration Agreement.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, by and between the Company and the Investor.

“Third Party” shall mean any Person, other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Transaction” means the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, and the Collaboration Agreement.

1.2                               Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Aggregate Purchase Price	Section 2
Change of Control	Section 10.1
Closing	Section 3.1
Closing Date	Section 3.1
Common Stock	Preamble
Company	Preamble
Company SEC Documents	Section 4.11(a)
Exchange Act	Section 4.11(a)
Investor	Preamble
Lock-Up Period	Section 10.1
Lock-Up Securities	Section 10.1
Modified Clause	Section 12.7
Money Laundering Laws	Section 4.24
Permits	Section 4.10

Defined Term	Section
Rule 144	Section 5.9
Sanctions	Section 4.23
SEC	Section 4.7
Securities Act	Section 4.11(a)
Shares	Section 2
Termination Date	Section 9.1(b)

2.                                      Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, 980,392 shares of Common Stock (the “Shares”) for $30.60 per share, or $29,999,995.20 in the aggregate (the “Aggregate Purchase Price”).  The parties agree that for income tax purposes, the Shares issued hereunder have a fair market value of $30.60 per share and are being received as arms-length consideration in a transaction separate and apart from the transaction contemplated by the Collaboration Agreement. The parties agree that they shall file all income tax returns in a manner consistent with the foregoing and shall not take any position in any tax contest, audit, or proceeding or otherwise contrary thereto, unless required pursuant to a “final determination,” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended.

3.                                      Closing Date; Deliveries.

3.1                               Closing Date. The parties hereto intend that the purchase and sale of the Shares hereunder shall close on the same day as the signing of this Agreement (the “Closing”), at such date and location as the parties hereto may agree. Upon signing of this Agreement, there are no conditions to either party’s obligations to complete, conclude and close the transactions provided for in this Agreement. This Agreement and the transactions contemplated hereby shall be deemed effective and delivered as of the Closing. The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2                               Deliveries.

(a)                                 Deliveries by the Company. On the Closing Date, the Company shall instruct its transfer agent to register the Shares in book-entry in the name of the Investor. The Company shall also deliver on the Closing Date: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Sections 6 and 8.2(b) of this Agreement have been fulfilled; (iii) a legal opinion of the Company’s counsel in form and substance reasonably satisfactory to the Investor; and (iv) a certificate of the secretary of the Company dated as of the Closing Date certifying (A) that attached thereto are true and complete copies of the Organizational Documents in effect on the Closing Date; and (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date.

(b)                                 Deliveries by the Investor. On the Closing Date, the Investor shall deliver to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to the account designated by the Company. The Investor shall also deliver, or cause to be delivered on the Closing Date a duly executed Cross Receipt.

4.                                      Representations and Warranties of the Company. The Company hereby represents and warrants the following as of the date hereof (except for the representations and warranties that speak as of a specific date, which shall be made as of such date).

4.1                               Organization, Good Standing and Qualification.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents, to enter into the Transaction Agreements, to issue and sell the Shares, and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

(b)                                 The Company is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect.

4.2                               Capitalization and Voting Rights.

(a)                                 The authorized capital of the Company as of the date hereof consists of: (i) 160,000,0000 shares of Common Stock of which 25,237,309 shares were issued and outstanding as of four (4) business days before the date hereof (the “Capitalization Date”), and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.001 per share, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock have been (i) duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) were issued in compliance with all applicable federal and state securities Laws.

(b)                                 As of the close of business on the Capitalization Date, (i) 1,627,947 shares of Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date (“Company Stock Options”), (ii) no shares of Common Stock were held by the Company in its treasury and (iii) 2,770,245 shares of Common Stock were available for the grant of future awards under equity incentive plans or employee stock purchase plans of the Company.  From the Capitalization Date through and as of the date hereof, no other shares of Common Stock or preferred stock have been issued other than shares of Common Stock issued in respect of the exercise of Company Stock Options and the number of shares authorized for issuance under the Company’s equity compensation plans has not increased.

(c)           Except as described or referred to in Section 4.2(a), Section 4.2(b) or the Company SEC Documents, as of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company or (ii) any restrictions on the transfer of capital stock of the Company other than pursuant to state and federal securities Laws.

(d)           All of the authorized shares of Common Stock are entitled to one (1) vote per share. The Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.

(e)           Other than under the Registration Rights Agreement and the Investors’ Rights Agreement, dated as of December 22, 2017 (the “IRA”), by and among the Company and the other investors party thereto, there are no agreements, arrangements or understandings under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act.

(f)            The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares.

4.3          Subsidiaries. Each of the Company’s subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation or company in good standing under the Laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its businesses as presently conducted.  Each of the Company’s subsidiaries is duly qualified as a foreign corporation or company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.  All of the issued and outstanding capital stock or other equity or ownership interests of each of the Company’s subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim.  The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Company SEC Documents.

4.4          Authorization.

(a)           All requisite corporate action on the part of the Company, its directors and stockholders required by applicable Law for the authorization, execution and delivery by the Company of the Transaction Agreements and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Shares, has been taken.

(b)           This Agreement and other Transaction Agreements have been duly executed and delivered by the Company, and upon the due execution and delivery of the same by the Investor, this Agreement and other Transaction Agreements will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights generally, (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy, and (iii) to the extent the indemnification provisions in the Registration Rights Agreement are limited by applicable federal or state securities Laws).

4.5          No Defaults. Neither the Company nor any of its subsidiaries is in default under or in violation of (a) the Organizational Documents or a subsidiary’s organizational documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company, its subsidiaries or any of the Company’s or subsidiaries’ assets are bound, except, in the case of subsections (b) and (c), as would not be reasonably likely to have a Material Adverse Effect. There exists no condition, event or act, which after notice, lapse of time, or both, would constitute a default or violation by the Company under any of the foregoing, except, in the case of subsections (b) and (c), as would not be reasonably likely to have a Material Adverse Effect.

4.6          No Conflicts. The execution, delivery and performance of the Transaction Agreements, and compliance with the provisions hereof and thereof by the Company do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company, any of its subsidiaries or any of the assets of the Company or any of its subsidiaries are bound, (c) result in any encumbrance upon any of the Shares, other than restrictions on resale pursuant to securities Laws or restrictions contained in the Transaction Agreements, or (d) violate or conflict with any of the provisions of the Company’s Organizational Documents or any subsidiary’s organizational documents, except, in the case of subsections (a) and (b), as would not be reasonably likely to have a Material Adverse Effect.

4.7          No Governmental Authority or Third Party Consents. Assuming the accuracy of the representations and warranties of the Investor set forth in Section 5 hereof, no consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or Third Party is required to be obtained or made by the Company or its subsidiaries in connection with the authorization, execution and delivery by the Company of any of the

Transaction Agreements, or with the authorization, issue and sale by the Company of the Shares, except (i) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, and (ii) a waiver of registration rights pursuant to the IRA, in the form attached as Exhibit A to the Registration Rights Agreement.

4.8          Valid Issuance of Shares. When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer (including preemptive rights, rights of first refusal or other similar rights), except restrictions imposed by the Transaction Agreements and under federal or state securities Laws.

4.9          Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, proceeding or investigation pending (of which the Company or any of its subsidiaries have received notice or otherwise have knowledge) or, to the Company’s knowledge, threatened, against the Company or its subsidiaries or which the Company or its subsidiaries intend to initiate which has had or would be reasonably likely to have a Material Adverse Effect.

4.10        Licenses and Other Rights; Compliance with Laws. The Company and its subsidiaries (as applicable) have all franchises, permits, licenses, approvals, exemptions, regulatory authorizations and other rights and privileges (“Permits”) necessary to permit them to own their properties and to conduct their business as presently conducted and are in compliance thereunder, except where the failure to obtain such Permits or to be in compliance does not and would not be reasonably likely to have a Material Adverse Effect.  Neither the Company nor its subsidiaries have taken any action that would interfere with the Company’s or its subsidiaries’ ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not be reasonably likely to have a Material Adverse Effect.  The Company and its subsidiaries are and have been in compliance with all applicable Laws applicable to their business, properties and assets, and to the products and services sold by them, including the Social Security Act, the rules and regulations and policies of the United States Department of Health and Human Services, the FD&C Act and all public health and safety provisions of applicable Law, in each case, except where the failure to be in compliance does not and would not be reasonably likely to have a Material Adverse Effect.

4.11        Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a)           The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements of the Company in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company’s most recent financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, or (ii) for liabilities incurred in the ordinary course of business and consistent with past practice, subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have or would be reasonably likely to have a Material Adverse Effect.

(c)           As of the date hereof, the Common Stock is listed on The Nasdaq Global Select Market, and the Company has taken no action designed to, or which would reasonably be likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Select Market. As of the date hereof, the Company has not received any notification that, and has no knowledge that, the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.

4.12        Absence of Certain Changes. Except as set forth in the SEC Documents filed prior to the date hereof, since December 31, 2017, there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

4.13        Offering. Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements.  None of the Company, its subsidiaries or any Person acting on behalf of the Company or its subsidiaries will take any action that would cause the loss of such exemption.

4.14        No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

4.15        Intellectual Property. The representations and warranties of the Company that are set forth in Section 8.2 of the Collaboration Agreement (except those set forth in

Sections 8.2(e) and (g) of the Collaboration Agreement), each as modified by the schedule with the corresponding section number to the Collaboration Agreement, are hereby made a part of this Agreement and are incorporated herein by reference.

4.16        Governmental and Regulatory Matters. To the Company’s knowledge, no employee or agent of the Company or any of its subsidiaries has made an untrue statement of a material fact to any Governmental Authority with respect to any antibody or product of the Company or any of its subsidiaries in any submission to such Governmental Authority or otherwise, or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to such antibody or product.  Neither the Company nor any of its subsidiaries has received any written notices or correspondence or other communications from, Governmental Authorities alleging or asserting material non-compliance with any applicable Law.  None of the Company, any of its subsidiaries nor any of their respective officers, directors or employees is currently, or has been: (i) disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7, 45 C.F.R. Part 76 or any equivalent provisions in any other jurisdiction; (ii) subject to any other enforcement action involving the FDA or similar Governmental Authority in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending, asserted or threatened against same; (iii) charged with or convicted for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the FD&C Act or any other applicable Law; (iv) convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar applicable Law, or otherwise made ineligible to participate in U.S. federal or state health care programs, or any other relevant or analogous applicable Law in any applicable jurisdictions; or (v) violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including, without limitation, the Medicare/Medicaid Anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), and the relevant regulations in 42 C.F.R. Part 1001, or any other relevant or analogous applicable Law in any applicable jurisdictions.

4.17        Tax Matters. Since January 1, 2017, the Company and each of its subsidiaries have timely prepared and filed all material tax returns required to have been filed by them with all appropriate Governmental Authorities and timely paid all taxes shown thereon, except as currently being contested in good faith and for which adequate reserves have been created in the financial statements of the Company, if such reserves are determined to be necessary or advisable by the Company. Since January 1, 2017, the charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods have been and are adequate, and there are no unpaid assessments against the Company or any of its subsidiaries nor any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority, except as would not, individually or in the aggregate, have a Material Adverse Effect.  All taxes and other assessments and levies that the Company or any of its subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or Third Party when due, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no tax liens or claims pending or, to the Company’s knowledge, threatened against the Company or its of its subsidiaries or any of their assets or properties, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.18        Employee Relations. Except as disclosed in the Company SEC Documents, no executive officer (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company or any its subsidiaries in writing that such executive officer intends to leave the Company or otherwise terminate such executive officer’s employment with the Company or its subsidiaries, and to the Company’s knowledge, no such executive officer plans to leave the Company or otherwise terminate employment with the Company or such subsidiary. To the Company’s knowledge, no executive officer of the Company or any of its subsidiaries is, or would reasonably be expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other material agreement or any material restrictive covenant involving or otherwise affecting such executive officer’s relationship with the Company or any of its subsidiaries, and the continued employment of each such executive officer does not subject the Company or any of its subsidiaries to any material liability with respect to any of the foregoing matters. Neither the Company nor any of the subsidiaries is a party to any collective bargaining agreement nor does it employ any member of a union and there are no works councils or similar representative bodies within the Company or any of the subsidiaries.

4.19        Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

4.20        Internal Controls; Disclosure Controls and Procedures. The Company has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the Principal Executive Officer and Principal Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance with such disclosure controls and procedures in all material respects. Each of the Principal Executive Officer and the Principal Financial Officer of the Company (or each former Principal Executive Officer of the Company and each former Principal Financial Officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC.

4.21        Investment Company. The Company is not, and after giving effect to the transactions contemplated by the Transaction Agreements will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.22        Anti-Corruption and Anti-Bribery Laws. None of the Company, any of its subsidiaries, or, to the Company’s knowledge, any director, officer, agent, employee or other authorized person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, in violation by such persons of the Foreign Corrupt Practices Act of 1977, the Prevention of Corruption Acts 1899 to 2010 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder. No part of the proceeds from the issuance and delivery of the Shares will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977, the Prevention of Corruption Acts 1899 to 2010 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

4.23        Economic Sanctions. None of the Company, any of its subsidiaries or, to the Company’s knowledge, any director, officer, agent, employee, Affiliate or representative or other authorized Person acting on behalf of the Company or any of its subsidiaries is a Person currently the subject or target of any sanctions administered or enforced by the United States Government or elsewhere including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the issuance of the Shares, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries, joint venture partners or other Person, to unlawfully fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions.  Within the past two (2) years, to the Company’s knowledge, it has neither been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.

4.24        Money Laundering. Since January 1, 2017, the operations of the Company and its subsidiaries have been and are in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 and The Criminal Justice (Money Laundering and Terrorist Financing ) Act 2010, each as amended,  and applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

5.             Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1          Organization; Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investor has or will have all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2          Authorization. All requisite action on the part of the Investor and its directors and stockholders, required by applicable Law for the authorization, execution and delivery by the Investor of the Transaction Agreements and the performance of all of its obligations thereunder, including the subscription for and purchase of the Shares, has been taken. This Agreement and the other Transaction Agreements have been duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3          No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions hereof and thereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s certificate of incorporation and bylaws, except, in the case of subsections (a) or (b), as would not materially and adversely affect the ability of the Investor to consummate the Transaction and perform its obligations under the Transaction Agreements.

5.4          No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of any Governmental Authority or Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for and purchase of the Shares.

5.5          Purchase Entirely for Own Account. The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6          Disclosure of Information. The Investor has had the opportunity to review the Company SEC Documents and has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7          Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8          Acquiring Person. As of the date hereof, neither the Investor nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership), any securities of the Company.

5.9          Restricted Securities. The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect (“Rule 144”).

5.10        Legends. The Investor understands that the Shares in book entry form shall be subject to the following legends:

(a)           “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to Scholar Rock Holding Corporation) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”

(b)           “These securities are subject to transfer restrictions set forth in a Share Purchase Agreement by and between Gilead Sciences, Inc. and Scholar Rock Holding Corporation, a copy of which is on file with the Secretary of Scholar Rock Holding Corporation.”

5.11        Financial Assurances. As of the date hereof, the Investor has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

6.             Investor’s Conditions to Closing. The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1          Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1(a), 4.2, 4.3, 4.4(a) and 4.8 of this Agreement) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein (other than any reference to “material” in Sections 4.11(a) and 4.11(b)), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

6.2          Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3          Collaboration Agreement. The Company shall have duly executed and delivered to the Investor the Collaboration Agreement.

6.4          Closing Deliverables.  The Company shall deliver or cause to be delivered to the Investor all items listed in Section 3.2(a).

7.             Company’s Conditions to Closing. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1          Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2          Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3          Collaboration Agreement. The Investor shall have duly executed and delivered to the Company the Collaboration Agreement.

7.4          Closing Deliverables.  The Investor shall deliver or cause to be delivered to the Company all items listed in Section 3.2(b).

8.             Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the date hereof of the following conditions:

8.1          Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that questions the validity of any of the Transaction Agreements, the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.2          No Prohibition; Market Listing. (a) No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect; and (b) the Common Stock shall be eligible for listing on The Nasdaq Global Select Market.

9.             Termination. This Agreement (other than Sections 10.3 to 10.6 and Section 12) shall automatically terminate upon the termination of the Collaboration Agreement in accordance with its terms, provided that if this Agreement is terminated prior to termination of the restrictions set forth in Sections 10.1 and 10.2, Sections 10.1 and 10.2 shall survive until the restrictions set forth therein terminate.

10.          Additional Covenants and Agreements.

10.1        Lock-Up Agreement. During the period commencing on the Closing Date and (A) with respect to fifty percent (50%) of the Shares, ending on the two (2) year anniversary of the Closing Date and (B) with respect to the remaining fifty percent (50%) of the Shares, ending on the three (3) year anniversary of the Closing Date (in each case with respect to the applicable Shares, a “Lock-Up Period”), without the prior approval of the Board of Directors of the Company, the Investor shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Shares (together with (a) any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (b) any shares of Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Shares) (the “Lock-Up Securities”), including, without limitation, any “short sale” or similar arrangement, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise; provided, however, that the foregoing shall not prohibit the Investor or its Affiliates from transferring Lock-Up Securities to an Affiliate of the Investor if such transferee Affiliate executes an agreement with the Company to be bound by the restrictions set forth in this Section 10.1 and 10.2.  Notwithstanding any other provision herein, this Section 10.1 shall not prohibit or restrict any disposition of Lock-Up Securities by the Investor in connection with (i)  a bona fide tender offer by a Person other than the Investor involving a Change of Control of the Company (as defined below), which has not been rejected by the Company’s Board of Directors, (ii) an issuer tender offer by the Company, or (iii) the Company’s public announcement of a definitive agreement to consummate an Acquisition Transaction.  For the purposes of this Agreement, a “Change of Control” means the transfer, in one transaction or a series of related transactions, as a result of which any Person or group of Persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting securities of the Company.

10.2        Standstill. Without the prior approval of the Company, from the Closing Date until the twenty-four (24) month anniversary of the Closing Date, the Investor agrees that it will not, and will cause its Affiliates to not, directly or indirectly:

(a)           purchase, offer to purchase, or agree to purchase or otherwise acquire beneficial ownership (as determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act) of any Common Stock, or any securities convertible or exchangeable into Common Stock, excluding any shares of Common Stock acquired pursuant to the Transaction Agreements;

(b)           make, or participate in, any solicitation of proxies to vote any voting securities of the Company or any of its subsidiaries, or propose to change or control the management or board of directors of the Company by use of any public communication to holders of securities intended for such purpose; provided, however, that nothing in this Section 10.2 shall limit the Investor’s ability to vote or transfer (subject to Section 10.1) its Common Stock;

(c)           make a public proposal for a change of control transaction, including a merger, consolidation or other business combination transaction or tender offer related thereto, of the Company or any of the Company’s subsidiaries, or the purchase of all or substantially all of the securities of the Company or the assets of the Company and its subsidiaries;

(d)           knowingly encourage, accept, or support a tender, exchange, or offer proposal by any Person other than the Investor, the consummation of which would result in a Change of Control of the Company; or

(e)           Notwithstanding the foregoing restrictions, this Section 10.2 shall terminate and be of no further force and effect in the event of (i) a tender offer or exchange offer by a Person other than the Investor that has not been rejected by the Company’s Board of Directors, and if consummated, would constitute a Change of Control of the Company, (ii) an issuer tender offer by the Company, or (iii) the Company publicly announces a definitive agreement to consummate an Acquisition Transaction; provided, this Section 10.2 shall be reinstated and apply in full force according to their terms if any event set forth in this Section 10.2, which resulted in the termination of this Section 10.2 is not completed or if such announced transaction is abandoned and no similar transaction has been announced and not abandoned. Upon reinstatement of the provisions of Section 10.2, the provisions of this Section 10.2 shall continue to govern in the event that any of the events described in this Section 10.2 shall occur.  Notwithstanding any other provision of this Section 10.2, the Investor shall have the right to make a non-public proposal directly to the Chief Executive Officer of the Company for an Acquisition Transaction or a tender offer involving a Change of Control of the Company.

10.3        Assistance and Cooperation. Each of the parties shall, unless prohibited by Law, consult each other prior to any communication with any Governmental Authority related to the transactions contemplated by this Agreement, involve each other party in any communication with any Governmental Authority related to the transactions contemplated by this Agreement, and promptly advise each other party hereto upon receiving any communication from any Governmental Authority related to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Authority in connection therewith and keep the other apprised on a prompt basis of the status of any such inquiry or request. Each party shall promptly inform the other party of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Except as prohibited by Law, no party shall independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

10.4        Legend Removal.  The Company shall direct its transfer agent to remove the transfer restriction set forth in Section 5.10(a) applicable to the Shares upon the written request of the Investor, within two (2) Business Days of the Company’s receipt of such request, at such time as the Shares (a) may be sold by the Investor pursuant to Rule 144 or (b) may be transferred without the requirement that the Company be in compliance with the public information requirements and without volume or manner-of-sale restrictions under Rule 144.  The Investor, or if the Company’s transfer agent requires, the Company, shall provide such opinions of counsel reasonably requested by the Company’s transfer agent in connection with the removal of legends pursuant to this Section 10.4.  The Company shall direct its transfer agent to remove the transfer restriction set forth in Section 5.10(b) applicable to the Shares that are no longer subject to the lock-up restrictions set forth in Section 10.1 upon the written request of the Investor, within two (2) Business Days of the Company’s receipt of such request, at any time after expiration of the applicable Lock-Up Period.

10.5        Book Entry Statement.  The Company hereby agrees to deliver to the Investor a book entry statement from the Company’s transfer agent showing the Shares registered in the name of the Investor within three (3) Business Days of the Closing.

10.6        Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the Shares to be issued to the Investor hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Stock of the Company is listed or quoted for trading on the date in question (including the OTC Markets Group, the OTC Bulletin Board, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange), such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

11.          [Intentionally Omitted]

12.          Miscellaneous.

12.1        Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each party irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York, NY, and (b) the United States District Court for the Southern District of New York, for the purposes of any action arising out of this Agreement.  Each party agrees to commence any such action either in the United States District Court for the Southern District of New York or if such action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY.  Each party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such party’s respective address set forth in Section 12.3 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.1.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement in (i) the courts of the State of New York located in New York, NY, and (ii) the United States District Court for the Southern District of New York,

and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

12.2        Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.  Each party hereto (a) certifies that no representative or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 12.2.

12.3        Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either party may change its address by giving notice to the other party in the manner provided above.

12.4        Entire Agreement. This Agreement, the disclosure schedule referenced in Section 4 and other Transaction Agreements contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

12.5        Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

12.6        Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

12.7        Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

12.8        Assignment. Except for an assignment by the Investor of this Agreement or any rights hereunder to an Affiliate in connection with a transfer of the Shares by the Investor to an Affiliate of the Investor in compliance with the terms of Section 10.1 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company.

12.9        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.10      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11      Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein

12.12      No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question or intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.13      Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing for twelve (12) months, except for (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5(a), 4.6(b)-(d), 4.8, 4.13, 4.14, 4.15, 4.21 5.1, 5.2, 5.5, 5.7, 5.8, 5.9 and 5.10, which shall survive the Closing and (b) the representation and warranty of the Investor in Section 5.11, which shall not survive the Closing.

12.14      Waiver. Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

12.15      Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

12.16      Expenses. Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

12.17      Public Announcement. Other than the press release in the form attached to the Collaboration Agreement, neither party shall issue any other public announcement, press release, or other public disclosure regarding the Transaction Agreements, the transactions contemplated thereby, or their subject matter without the other party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing party are listed (or to which an application for listing has been submitted).  In the event a party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such party shall submit the proposed disclosure in writing to the other party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.  Notwithstanding the foregoing, the contents of any press release or other public statement that has been reviewed and approved by a reviewing party may be re-released by such reviewing party or publishing party without a requirement for re-approval; provided that any such release shall retain the same context and verbiage as the initial release.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

GILEAD SCIENCES, INC.

By:	/s/ John G. McHutchison
	Name:	John G. McHutchison, MD
	Title:	Chief Scientific Officer, Head of R&D

SCHOLAR ROCK HOLDING CORPORATION

By:	/s/ Nagesh K. Mahanthappa
	Name:	Nagesh K. Mahanthappa, PhD, MBA
	Title:	President and Chief Executive Officer

Signature Page to Share Purchase Agreement

EXHIBIT A

FORM OF CROSS RECEIPT

CROSS RECEIPT

Scholar Rock Holding Corporation hereby acknowledges receipt from Gilead Sciences, Inc. on [             ], 201  of $30,000,000, representing the purchase price for [        ] shares of Common Stock, par value $0.001 per share, of Scholar Rock Holding Corporation, pursuant to that certain Share Purchase Agreement, dated as of [        ], 2018, by and between Gilead Sciences, Inc. and Scholar Rock Holding Corporation.

SCHOLAR ROCK HOLDING CORPORATION

By:
Name:
Title:

Gilead Sciences, Inc. hereby acknowledges receipt from Scholar Rock Holding Corporation on [            ], 201  of [        ] shares of Common Stock, par value $0.001 per share, of Scholar Rock Holding Corporation, delivered pursuant to that certain Share Purchase Agreement, dated as of [        ], 2018, by and between Gilead Sciences, Inc. and Scholar Rock Holding Corporation.

GILEAD SCIENCES, INC.

By:
Name:
Title:

A-1

EXHIBIT B

NOTICES

(a)           If to the Investor:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attn: Alliance Management

with a copy to (which shall not constitute notice):

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attn: General Counsel

Fax: 650-522-5771

Morgan, Lewis & Bockius LLP

1400 Page Mill Rd

Palo Alto, CA 94304

Attention: Christopher A. Rose

(b)           If to the Company:

Scholar Rock Holding Corporation

620 Memorial Drive

Second Floor

Cambridge, MA 02139

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Scholar Rock Holding Corporation
620 Memorial Drive

Second Floor
Cambridge, MA 02139
Attention: VP, Head of Corporate Legal

Goodwin Procter LLP

100 Northern Ave.

Boston, MA 02210

Attention: Laurie A. Burlingame

B-1